UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

CLARUS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Fellow Clarus Stockholder:
November 18, 2002

Our records indicate your vote has not yet been received for the Special Meeting of Stockholders. For your convenience we have enclosed a duplicate proxy card. Please take a moment right now to sign and return the proxy card to ensure that your shares are represented at this important meeting.

Your Board of Directors is requesting you to approve three very important proposals. The first is to approve the sale of substantially all of our electronic commerce business, which represents substantially all of our revenue generating operations and assets, to Epicor Software Corporation for cash consideration. The second is to eliminate the classification of our Board of Directors into three separate classes. The third is to approve the reimbursement of expenses incurred by Warren B. Kanders on behalf of himself, Burtt R. Ehrlich and Nicholas Sokolow in connection with their successful solicitation of proxies for Clarus’ 2002 annual stockholders’ meeting. These proposals are described in more detail in the proxy materials previously sent to you.

The Board of Directors has deemed these proposals to be in the best interests of Clarus’ stockholders and unanimously (with Messrs. Kanders, Ehrlich and Sokolow abstaining with respect to the proposal regarding the reimbursement of their proxy solicitation expenses) recommends that you vote FOR each of the proposals.

YOUR VOTE IS IMPORTANT—PLEASE ACT PROMPTLY

Your vote is particularly important at this Special Meeting because two of these proposals have a high approval threshold. The proposal to sell substantially all of our electronic commerce business requires the affirmative vote of holders of a majority of our outstanding common stock entitled to vote and the elimination of the classification of our Board of Directors requires the affirmative vote of holders of two-thirds of our outstanding common stock entitled to vote. As a result, the failure to vote will have the same effect as a vote against the proposals.

In addition to the recommendation of your Board, Institutional Shareholder Services (“ISS”), the nation’s largest independent proxy advisor, has recommended that its clients vote “FOR” each of the three proposals. In its recommendation, ISS stated that “the lack of viable strategic alternatives to maximize shareholder value” warranted support of the sale of substantially all of our electronic commerce business. ISS also noted that “the ability to elect directors is the single most important use of the shareholder franchise” and that “a classified board can entrench management and effectively preclude most takeover bids . . .”

No matter how few or how many shares you may own, your vote is important. If you any questions or require assistance in voting, please call our proxy solicitor, MacKenzie Partners, Inc., at (800) 322-2885.

Sincerely,

Stephen P. Jeffery
Chairman of the Board and Chief Executive Officer